                                                                    EXHIBIT 99.7

                      SPECIAL NOTICE TO RECORD HOLDERS OF
                                TEJON RANCH CO.
                                  COMMON STOCK
            WHOSE ADDRESSES ARE OUTSIDE THE UNITED STATES AND CANADA

Dear Stockholders:

   This letter is being distributed to all holders of Common Stock, par value
$.50 per share (the "Common Stock"), of record on December    , 2000 (the
"Record Date"), of Tejon Ranch Co. (the "Company") with addresses outside the United States and Canada or who have an APO or FPO address. We are enclosing
with this letter a Prospectus dated December    , 2000 (the "Prospectus") and
related instructions and forms relating to the distribution of transferable rights ("Rights") to acquire Common Stock at a subscription price of $ per share for each share of the Common Stock. Please review these documents for a description of the rights offering and related information, including matter relating to rights held by foreign stockholders set forth under "Rights Offering--Foreign and Certain Other Stockholders" at page 38 of the Prospectus.

   The Rights are evidenced by forms of Subscription Warrants issued to the record holders. We are not mailing Subscription Warrants to stockholders having addresses outside the United States or Canada or who have an APO or FPO address. Instead, these forms are being held on behalf of these stockholders by ChaseMellon Shareholder Services, L.L.C., acting on behalf of Mellon Bank, N.A., our Subscription Agent.

   If you wish to exercise your Rights in whole or in part, you must notify ChaseMellon Shareholder Services, L.L.C. prior to 11:00 a.m., New York City time, on January , 2001. Full payment of the subscription price for the Rights
you choose to exercise must be received no later than January    , 2001. You
must also follow the payment and other procedures and instructions described in the enclosed documents.

   PLEASE DIRECT QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING TO CHASEMELLON SHAREHOLDER SERVICES, L.L.C. IN ITS CAPACITY AS INFORMATION AGENT, TELEPHONE NUMBER (866) 293-6625.

                                          Very truly yours,

                                          TEJON RANCH CO.